UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2008

TARGANTA THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-33730	20-3971077
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 2300

Cambridge, Massachusetts 02142-1122

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 577-9020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On August 25, 2008, Targanta Therapeutics Corporation (the “Company”) received notice from Jay Venkatesan that Mr. Venkatesan would be resigning as a member of the Board of Directors of the Company (the “Board”), effective as of August 25, 2008. Mr. Venkatesan was a Class II Director and a member of the Audit Committee and Compensation Committee of the Board.

(d) Effective August 25, 2008, the Board appointed Stéphane Bancel as a director. Mr. Bancel was elected to fill the vacancy created by Mr. Venkatesan’s resignation and will be slated to stand for re-election at the Company’s 2009 Annual Meeting of Stockholders. At the time of his appointment to the Board, Mr. Bancel was appointed to serve on the Audit Committee of the Board.

Effective August 25, 2008, the Board appointed Rosemary A. Crane as a director. Ms. Crane was elected to a term expiring at the Company’s 2011 Annual Meeting of Stockholders. At the time of her appointment to the Board, Ms. Crane was appointed to serve on the Compensation Committee of the Board.

Mr. Bancel and Ms. Crane will receive fees consistent with those fees received by the existing non-employee directors for service as a director to the Company, as described in the Company’s Definitive Proxy Statement for its 2008 Annual Meeting of Stockholders filed with the SEC on April 28, 2008. Additionally, on the date of appointment, each of Mr. Bancel and Ms. Crane was granted a non-statutory stock option to purchase 25,000 shares of common stock of the Company with an exercise price equal to $6.00 per share. Each of Mr. Bancel and Ms. Crane will also enter into an indemnification agreement with the Company. Such agreement is identical to the indemnification agreements the Company has previously entered into with its other directors and executive officers.

A copy of the Company’s press release announcing Ms. Crane’s and Mr. Bancel’s appointment and Mr. Venkatesan’s resignation is attached hereto as Exhibit 99.1 and the information contained therein is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by the Company dated August 26, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGANTA THERAPEUTICS CORPORATION

Date: August 26, 2008	By:	/s/ Daniel S. Char
	Name:	Daniel S. Char
	Title:	Vice President, General Counsel and Secretary

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by the Company dated August 26, 2008.